EXHIBIT 5.1
[Neal, Gerber & Eisenberg LLP Letterhead]

May 2, 2019
Kemper Corporation
200 E. Randolph, Suite 3300
Chicago, Illinois 60601

Re:	Kemper Corporation Registration Statement on Form S-8
Ladies and Gentleman
We are counsel to Kemper Corporation, a Delaware corporation (the “Company”), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to 1,300,000 shares (the “Shares”) of the Company’s Common Stock, $0.10 par value per share (“Common Stock”) that are issuable pursuant to Kemper Corporation 2019 Employee Stock Purchase Plan (the “Plan”).
In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, as we have deemed necessary or appropriate for the purposes of this opinion.
For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of all persons signing such documents on behalf of the parties thereto other than the Company and that all information contained in all documents reviewed by us is true, correct and complete. As to any facts material to the opinions expressed herein, we have relied upon the statements and representations of officers and other representatives of the Company and others.
Based upon the foregoing, we are of the opinion that that upon issuance and delivery by the Company of the Shares in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.
In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (“DGCL”).

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We express no opinion as to any laws other than (i) the federal laws of the United States of America, and (ii) the DGCL. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ NEAL, GERBER & EISENBERG LLP